State of Delaware
Secretary of State
Division of Corporatio
Delivered 11:00 AM 01/17
FILED 11:00 AM 01/17/2
SRV 120053056 - 4405677

CERTIFICATE OF OWNERSHIP AND MERGER

IMAGINE MEDIA, LTD.
(a Delaware Corporation)

AND

TBT, INC.
(a Colorado Corporation)

UNDER SECTION 253 OF THE GENERAL CORPORATION LAW
OF THE STATE OF DELAWARE

The undersigned corporations do hereby certify:

FIRST: That the name and state of incorporation of each of the constituent corporations of the merger are as follows:

NAME	STATE OF INCORPORATION
Imagine Media, Ltd.	Delaware
TBT, Inc.	Colorado

SECOND: That 100% of the outstanding stock of TBT, Inc. is owned by Imagine Media, Ltd.

THIRD: That the surviving corporation of the merger is Imagine Media, Ltd., which will continue its existence as the surviving corporation under the name of TransBiotec, Inc.

FOURTH: That the Certificate of Incorporation of Imagine Media, Ltd., the surviving corporation, shall be the Certificate of Incorporation of the surviving corporation, except that Article 1 relating to the name shall be struck and shall be substituted in lieu therefore the following article:

ARTICLE
NAME

The name of the corporation is TransBiotec, Inc.

FIFTH: That the directors of Imagine Media, Ltd. adopted the following resolution by written consent on the 16th day of December 2011.

IN WITNESS WHEREOF the undersigned has executed this Certificate this 16th day of December 2011.

ATTEST:

IMAGINE MEDIA, LTD.

By ______________________
Charles Bennington, Chief Executive Officer

TBT, INC.

By ______________________
Charles Bennington, President